Exhibit 15.0

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PrivateBancorp, Inc.

We are aware of the incorporation by reference in the following documents of our report dated November 10, 2008 relating to the unaudited consolidated interim financial statements of PrivateBancorp, Inc. that are included in its Form 10-Q for the quarter ended September 30, 2008:

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Registration Statement (Form S-3 No. 333-150767) relating to the registration of debt securities, junior subordinated debentures, trust preferred securities of PrivateBancorp Capital Trust IV, preferred stock, common stock, warrants, depository shares, purchase contracts, units and guarantees of trust preferred securities, and the related Prospectus and Prospectus Supplement

•	Registration Statement (Form S-8 No. 333-147451) pertaining to the PrivateBancorp, Inc. Strategic Long-Term Incentive Plan

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Registration Statement (Form S-3 No. 333-143424) relating to the registration of $115 million of 3-5/8 contingent convertible senior notes due 2027 and the shares of common stock issuable upon conversion thereof, if any

•	Registration Statement (Form S-8 No. 333-132509) pertaining to the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan

•	Registration Statement (Form S-8 No. 333-124427) pertaining to the PrivateBancorp, Inc. Incentive Compensation Plan

•	Registration Statement (Form S-8 No. 333-104807) pertaining to the PrivateBancorp, Inc. Incentive Compensation Plan and the PrivateBancorp, Inc. Deferred Compensation Plan

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Registration Statement (Form S-8 No. 333-43830) pertaining to the PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan and the PrivateBancorp, Inc. Savings and Retirement Plan (formerly known as The PrivateBank and Trust Company Savings and Retirement Plan)

•	Registration Statement (Form S-8 No. 333-88289) pertaining to the PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan

/s/ Ernst & Young LLP

Chicago, Illinois
November 10, 2008